EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Rick Lutz, LC Group
(404) 261-1196 or LCGroup@mindspring.com

Andrew Hellman
CEOcast, Inc.
(212) 732-4300

IMPART MEDIA GROUP ANNOUNCES THIRD QUARTER
EARNINGS WEBCAST
Management to Provide Fourth Quarter 2006 and Fiscal Year 2007 Revenue Guidance

Seattle, WA - November 17, 2006—Impart™ Media Group, Inc. (OTCBB: IMMG), an innovative full service provider of hardware, content, and advertising for digital media networks, announced today that company management will be conducting an audio webcast on Tuesday, November 21 at 4:30 EST to review the third quarter financials and update investors on company developments.

Management will give revenue guidance for the fourth quarter of 2006 and fiscal year 2007, along with a discussion on the progress made in the recently announced deployments of the IQ Box digital media network platforms. The conference call will review the financial metrics of the IQ Box and will include a discussion on the business initiatives and increase in revenue of E&M Advertising, (Impart Media Advertising) Impart’s direct response business unit.

 Investors are encouraged to submit questions to be included in the presentation by management to Rick Lutz, Investor Relations for Impart Media Group at LCGroup@mindspring.com or call 404-261-1196.

 The audio webcast will be accessible by dialing 641-297-5400, the access code is 73210. During the live, one-way Conference Call, we will also monitor and screen questions in real time. Send questions during the call to question@impartmedia.com. The audio webcast will be archived on the corporate website (www.impartmedia.com) for a period of ninety days.

 Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995. This news release may contain forward-looking statements relating to the success of any of the Company’s strategic initiatives, the Company’s growth and profitability prospects, the benefits of the Company’s products to be realized by customers, the Company’s position in the market and future opportunities therein, the deployment of Impart products by customers, and future performance of Impart Media Group. Forward-looking statements may also include, without limitation, any statement relating to future events, conditions or circumstances. Forward-looking statements in this release are not promises or guarantees and are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties include, among others, risks involved in the completion and integration of acquisitions, the possibility of technical, logistical or planning issues in connection with deployments, the continuous commitment of the Company’s customers and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC). You should not place undue reliance upon any such forward-looking statements, which are based on management’s beliefs and opinions at the time the statements are made, and the Company does not undertake any obligations to update forward-looking statements should circumstances or management’s beliefs or opinions change.